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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


Subsidiary Name                        Jurisdiction of Organization
---------------                        ----------------------------

SS&C Ventures, Inc.                     Connecticut

SS&C Pacific, Inc.                      Delaware

SS&C Technologies Limited               United Kingdom

SS&C Technologies Sdn. Bhd.             Malaysia

Mabel Systems B.V.                      Netherlands

Shepro Braun Systems, Inc.              Illinois

Financial Automatrion, Ltd.             Illinois

Quantra Software Corporation            Delaware

Savid International Inc.                New Jersey

The Savid Group, Inc.                   New York

HedgeWare, Inc.                         Delaware